Issuer Free Writing Prospectus

Dated November 7, 2014

(Relating to Preliminary Prospectus Dated November 5, 2014)

Filed Pursuant to Rule 433

Registration Statement No. 333-198486

On November 7, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/storecapital, a video featuring Christopher H. Volk, the President and Chief Executive Officer of STORE Capital Corporation.  A transcript of the video is set forth below.  Information on, or accessible through, the LOYAL3 Securities, Inc. website is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

Video Transcript

[Background: the inside of an office at STORE Capital Corporation’s headquarters]

In May 2011 we opened the doors of STORE Capital with a singular goal that is still our purpose today—that is to be the leader in providing capital for profit center real estate to middle market and larger companies across the country.  Now, three and a half years later, we are embarking on an important new chapter in our growth; we are going to list our shares on the New York Stock Exchange in concert with an initial public offering.  We owe our success to our dedicated staff, together with great customers and suppliers, and we want to create an opportunity for all of our stakeholders to participate in STORE Capital’s future.   To do so, Loyal3 has become part of the selling group for our shares.  Loyal3 offers a unique program where you can invest in our shares, free of commissions, and at the IPO offering price.  As we embark on this new journey as a publicly traded company, it’s just one way for us to say thank you for all you have done to help us arrive at this exciting time in our history.

[fade to black and display of following legend]

ipo.loyal3.com/storecapital

STORE Capital Corporation (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained by visiting ipo.loyal3.com/storecapital or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or emailing support@loyal3.com. U.S. residents only.

LOYAL3 Securities, Inc. is a US-registered broker-dealer.